Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-25782, No. 33-78196, No. 333-05440, No. 333-06542, No. 333-08404, No. 333-09342, No. 333-11124, No. 333-12692, No. 333-127979, No. 333-154394, No. 333-169146 and No. 333-207878) of Orbotech Ltd. of our report dated August 6, 2018 relating to the financial statements and financial statement schedule and the effectiveness of internal control over financial reporting of KLA-Tencor Corporation, which appears in KLA-Tencor Corporation’s Annual Report on Form 10-K for the year ended June 30, 2018.

/s/ PricewaterhouseCoopers LLP

San Jose, California

August 6, 2018